From the President

December 20, 2019

TO: All Members

SUBJECT: FHLBank Pittsburgh Executive Team Changes

Kris Williams, Chief Operating Officer of FHLBank Pittsburgh (Bank), announced today her intention to leave the Bank on Jan. 3, 2020. Ms. Williams has held a number of executive positions at the Bank since 2004 and has overseen a variety of areas, including member relations and strategies, community investment, communications, information technology, operations and finance. She will be joining the Federal Home Loan Bank of Des Moines in 2020 to serve as its President and Chief Executive Officer.

“We are excited for Kris’ new opportunity with our fellow FHLBank in Des Moines, but will miss the leadership and enthusiasm she had for working with our members during her 15 years here in Pittsburgh,” said Winthrop Watson, the Bank’s President and CEO. “We congratulate Kris on her new position and look forward to continuing to work with her as part of the FHLBank System.”

"It has been a privilege working for FHLBank Pittsburgh for the last 15 years," said Ms. Williams. "I have had the honor of working with so many great employees and member institutions, and I am extremely proud of the impact they have had on communities across our region. The FHLBanks are an important provider of liquidity and housing finance, and I look forward to continuing to contribute to the FHLBanks’ mission in Des Moines.”

Ms. Williams’ responsibilities will be assigned within the Bank, and an announcement with those details will be shared in the near future.